EXHIBIT 99.1

NEWS BULLETIN	RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS JUNE

COMPARABLE STORE SALES INCREASE FOUR PERCENT

PEMBROKE PINES, FL., July 7, 2005. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the five weeks ended July 2, 2005 comparable store sales rose four percent compared to last July, when comparable store sales rose 11 percent. Total sales during the five-week period ended July 2, 2005 increased six percent to $124,336,000 compared with $116,757,000 for the comparable five-week period last year.

Comparable store sales results for June 2005 compared to June 2004 were as follows:

•	Claire’s North America: positive low single digits

•	Claire’s International: positive high single digits

•	Icing by Claire’s: positive mid single digits

Bonnie Schaefer, Co-Chairman and Co-CEO stated that, “Our international operations are continuing to deliver positive results reflective of the operational initiatives and merchandise refinements we have been implementing over the past year. Our stores in Switzerland, Austria and Germany have a very strong fashion assortment in terms of both jewelry and accessories while recent jewelry receipts in France are proving to be quite popular. The United Kingdom is continuing to make steady progress, with comparable store sales up significantly over this time last year. A greatly improved jewelry department as well as a better assortment of fashion accessories are two of the many reasons for the sustained improvement.”

Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores noted that, “Our North American business performed generally in line with expectations during June. While Bohemian looks continue to be an important fashion offering, we are seeing strength across a number of merchandise categories and styles. We believe the breadth of our selection continues to drive our business, as it offers our customers the ability to customize their looks according to their own unique styles. Back to school merchandise is beginning to flow into the stores, but in transitional color palates and textures that can also be worn immediately.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
	FY 2006	FY 2005	CHANGE	CHANGE
REPORTING PERIOD
February	$88,139	$82,229	7%	6%
March	$119,692	$105,782	13%	10%
April	$94,962	$93,580	1%	(2%)
May	$94,593	$89,239	6%	3%
June	$124,336	$116,757	6%	4%
Year-to-Date	$521,722	$487,587	7%	4%

Comparable Store Sales Outlook for the Second Quarter – Fiscal 2006
We are reiterating our earlier projection for comparable store sales for the second fiscal quarter to grow by two to four percent.

Company Overview
Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of July 2, 2005, Claire’s Stores, Inc. operated approximately 2,845 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 165 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses 70 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and six stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 29, 2005. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com